Exhibit 99.1

Contacts:	Stephanie Carrington/Amy Glynn
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7017/7023
(818) 766-3502	scarrington@theruthgroup.com
aglynn@theruthgroup.com

IPC The Hospitalist Company Reports Record Fourth Quarter and Full Year 2008 Results

North Hollywood, CA—March 2, 2009—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the fourth quarter and full year ended December 31, 2008.

Fourth Quarter 2008 Highlights:

•	Net revenue increased 30% to $68.3 million for the fourth quarter, with same-market area net revenue growth of 19%

•	Patient encounters increased 27% quarter-over-quarter to 754,000

•	Income from operations rose 69% quarter-over-quarter to $6.9 million

•	Net income increased to $4.6 million, or $0.28 per pro-forma diluted share for the quarter

Full Year 2008 Highlights:

•	Net revenue increased 32% to $251.2 million for the year, with same-market net revenue growth of 20%

•	Patient encounters increased 30% year-over-year to 2.8 million

•	Income from operations rose 63% year-over-year to $22.5 million, as operating margin increased to 9.0% from 7.3%

•	Net income increased to $13.6 million, or $0.88 per pro-forma diluted share for the year

•	Percentage of self-pay patient encounters decreased to 7% in 2008 from 10% in the prior year

Adam D. Singer, M.D., Chief Executive Officer, stated, “We ended our first year as a public company continuing to generate strong revenue and earnings growth. Revenues grew at least 30% in each quarter of 2008 over the comparable prior year quarter and 32% for the full 2008 year over 2007. Our operating earnings increased 69% for the fourth quarter and 63% for the full year. With less than 5% of our encounters coming from elective in-patient stays and the decrease in our self-pay patient encounters to 7% of our business, we are well positioned, given the current macroeconomic issues, as the largest pure-play provider of hospitalist medicine as we enter 2009.”

Dr. Singer added, “During the year, we completed ten acquisitions, demonstrating the strength of our strategy to expand in new and existing markets. We entered two new markets with acquisitions in New England and Southeast Florida. We also completed eight in-market acquisitions in Texas, Florida, Arizona and Missouri that strengthened our existing market foothold. Our acquisition pipeline remains robust in this highly fragmented industry, and we will continue to look for opportunities across the hospitalist sector.”

Fourth Quarter 2008

IPC’s fourth quarter 2008 patient encounters rose 27% to 754,000, compared to 594,000 in the same period last year. The Company recorded fourth quarter 2008 net revenue of $68.3 million, a 30% increase from $52.6 million for the fourth quarter of 2007. Of the $15.7 million increase in net revenue, $9.3 million, or 59%, was attributed to same-market areas. The remainder of the growth was from acquisitions in new markets. Fourth quarter 2008 same-market area net revenue grew 19% and same-market area patient encounters rose 15%. The increase in same-market area net revenue was primarily due to an increase in patient encounters from new hospitalists either hired or added from in-market acquisitions and increased revenue from hospital contracts. In addition, patient revenue per encounter revenue increased by 1.2% due to improved billing and collection processes.

Physician practice salaries and other expenses for the fourth quarter of 2008 were $48.9 million, compared to $36.9 million in the fourth quarter of 2007. Physician practice expenses as a percentage of net revenue increased to 71.5%, compared to 70.1% for the same period of the prior year. The increase in physician costs as a percentage of revenue was the result of new practices under development.

The Company recorded reductions of $1.0 million and $0.8 million for the fourth quarters of 2008 and 2007, respectively in current year professional liability claims reserve estimates. The final 2008 and 2007 year end actuarial loss projections were less than the interim actuarial loss projections for the year due to favorable trends in the ratio of claims to the number of encounters and reductions in the estimates of the ultimate costs per claim.

General and administrative expenses for the fourth quarter of 2008 were $12.0 million, compared to $11.3 million for the fourth quarter of 2007. General and administrative expenses as a percentage of net revenue declined to 17.5% for the fourth quarter of 2008, compared to 21.4% for the fourth quarter of 2007, as the Company continues to leverage these costs over a larger revenue base.

Income from operations for the fourth quarter of 2008 increased 69% to $6.9 million, compared to $4.1 million for the fourth quarter of 2007. The Company’s operating margin rose to 10.0% for the fourth quarter of 2008, compared to 7.7% for the fourth quarter of 2007. The increase in operating margin was the result of the reduction in general and administrative expenses as a percentage of net revenue as the Company continues to leverage its administrative costs over a larger revenue base as it grows its existing practices and continues to acquire new practices.

The effective tax rate for the three months ended December 31, 2008 was 32.2%, compared to 42.0% for the three months ended December 31, 2007, excluding the impact of various tax benefits recorded in the fourth quarter. The fourth quarter 2008 effective tax rate includes a new state enterprise zone tax credit of $0.5 million. Excluding the enterprise zone tax credit, the effective tax rate would have been approximately 41%. The effective tax rate differed from the statutory U.S. federal rate of 35.0% due primarily to state income taxes. Without regard to tax legislation that may be passed in 2009, the Company expects its 2009 effective income tax rate to be approximately 40%.

Fourth quarter 2008 net income was $4.6 million, or $0.28 per pro-forma diluted share, compared to $2.8 million, or $0.24 per pro-forma diluted share, for the fourth quarter of 2007.

Year Ended December 31, 2008

The Company recorded approximately 2.8 million patient encounters in 2008, an increase of 30% compared to 2007, and ended the year with 659 hospitalists, providing services in more than 445 facilities. For the year ended December 31, 2008, IPC reported net revenue of $251.2 million, an increase of 32% from $190.0 million for 2007. Same-market net revenue increased 20% year-over-year. Income from operations was $22.5 million compared to $13.8 million for 2007, resulting in an operating margin of 9.0% for 2008 compared to 7.3% for 2007. General and administrative expenses decreased to 17.8% of net revenue compared to 19.9% for the prior year. Net income for the year was $13.6 million, or $0.88 per pro-forma diluted share, compared to a net loss of $0.9 million, or a loss of $0.08 per pro-forma diluted share, in 2007. The comparable period of 2007 included a loss of $8.8 million due to the change in the fair value of preferred stock warrant liabilities.

During 2008, IPC generated cash flow from operations of $14.4 million. The Company used $29.9 million to acquire ten hospitalist physician practices and made earn-out payments attributable to practices acquired in 2008 and prior years. Days sales outstanding decreased by 9 days to 60 as of December 31, 2008 compared to 69 as of December 31, 2007. The percentage of encounters related to self-pay patients decreased to 7% for 2008 compared to 10% for 2007.

Recent Developments

In January, the Company announced an in-market acquisition in St. Louis, Missouri.

Guidance

For the full year 2009, the Company expects revenue to be in the range of $300 million to $305 million and earnings per diluted share to be in the range of $1.01 to $1.11. The Company has provided this outlook based on the following assumptions: (i) an estimated 4.6% increase in the weighted average reimbursement rates for services provided to Medicare patients; (ii) continued growth in same-market areas whether from new hires or in-market acquisitions; (iii) a 40% effective tax rate; and (iv) 16.3 million weighted average diluted shares outstanding for the year. Not included in the assumptions are (i) new market acquisitions; (ii) increased general and administrative expenses as a result of the requirement of FASB Statement 141(R) to expense external costs associated with acquisitions that close subsequent to December 31, 2008; and (iii) gains or losses related to changes in estimates of earn-outs related to acquisitions that close subsequent to December 31, 2008 as required by FASB Statement 141(R).

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-874-1588 (USA) or 719-325-4765 (International). In addition, a dial-up replay of the conference call will be available beginning March 2, 2009 at 8:00 p.m. ET (5:00 p.m. PT) and ending on March 16, 2009. The replay telephone number is 888-203-1112 (USA) or 719-457-0820 (International) Replay Passcode: 4458108. A live webcast of the call will also be available from the Investor Relations section on the corporate website at http://www.hospitalist.com. A webcast replay can be accessed on the corporate website beginning March 2, 2009 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until March 16, 2009 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading national hospitalist physician group practice focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of our insurance coverage and insurance reserves;

•	our ability to recruit and retain qualified physicians;

•	our ability to successfully integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in our industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(in thousands, except for share data)

	As of December 31,
	2007	2008
Assets
Current assets:
Cash and cash equivalents	$6,976	$37,394
Accounts receivable, net	39,494	44,474
Prepaid expenses and other current assets	10,203	8,081

Total current assets	56,673	89,949
Furniture and equipment, net	2,189	2,452
Goodwill	34,754	63,893
Other intangible assets, net	808	2,905
Deferred tax assets, net	2,952	3,492

Total assets	$97,376	$162,691

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$4,667	$4,664
Accrued compensation	12,382	11,232
Payables for practice acquisitions	292	2,476
Medical malpractice and self-insurance reserves, current portion	951	539
Deferred tax liabilities	45	481
Short-term debt and current portion of capital leases	7,029	3,471

Total current liabilities	25,366	22,863
Long-term debt and capital leases, less current portion	19,793	5,368
Medical malpractice and self-insurance reserves, less current portion	8,900	11,220
Other long-term liabilities	300	293

Total liabilities	54,359	39,744
Stockholders’ equity:
Convertible preferred stock, Series A, B, C, and D $0.001 par value, 64,905,826 shares authorized, 57,761,235 shares issued and outstanding in 2007; liquidation preference of $43,230,532 in 2007, none in 2008	57	—
Preferred stock, $0.001 par value, 294,174 and 15,000,000 shares authorized in 2007 and 2008, respectively, none issued	—	—
Common stock, $0.001 par value, 87,300,000 and 50,000,000 shares authorized in 2007 and 2008, respectively, 1,878,382 and 16,068,835 shares issued and outstanding in 2007 and 2008, respectively	2	16
Additional paid-in capital	55,605	122,024
(Accumulated deficit) retained earnings	(12,647)	907

Total stockholders’ equity	43,017	122,947

Total liabilities and stockholders’ equity	$97,376	$162,691

IPC The Hospitalist Company, Inc.

Consolidated Statements of Operations

(dollars in thousands, except for per share data)

	Quarters Ended December 31,		Years Ended December 31,
	2007	2008	2007	2008

Net revenue	$52,577	$68,302	$190,002	$251,179
Operating expenses:
Cost of services—physician practice salaries, benefits and other	36,870	48,854	136,960	181,850
General and administrative	11,262	11,974	37,874	44,701
Depreciation and amortization	393	611	1,396	2,146

Total operating expenses	48,525	61,439	176,230	228,697

Income from operations	4,052	6,863	13,772	22,482
Investment income	69	110	397	604
Interest expense	(451)	(145)	(1,691)	(868)
Loss on fair value of preferred stock warrant liabilities	—	—	(8,781)	—

Income before income taxes	3,670	6,828	3,697	22,218
Income tax provision	859	2,200	4,564	8,664

Net income (loss)	2,811	4,628	(867)	13,554
Accretion of redeemable convertible preferred stock	(23)	—	(229)	—
Income allocable to preferred stockholders	(2,457)	—	—	(696)

Net income (loss) attributable to common stockholders	$331	$4,628	$(1,096)	$12,858

Per share data:
Net income (loss) per share attributable to common stockholders—historical:
Price per share:
Basic	$0.18	$0.29	$(0.64)	$0.88

Diluted	$0.12	$0.28	$(0.64)	$0.87

Weighted average shares:
Basic	1,878,382	16,059,982	1,706,682	14,544,722

Diluted	2,746,196	16,239,765	1,706,682	14,791,967

Net income (loss) per share attributable to common stockholders—pro forma: (1)
Price per share:
Basic	$0.24	$0.29	$(0.08)	$0.89

Diluted	$0.24	$0.28	$(0.08)	$0.88

Weighted average shares:
Basic	11,512,772	16,059,982	11,217,771	15,176,485

Diluted	11,771,389	16,239,765	11,217,771	15,383,783

(1)	Pro forma per share information assumes conversion of our convertible preferred stock and associated warrants at the beginning of each respective period based on the terms of the warrants and convertible preferred stock.

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Years Ended December 31
	2007	2008
Operating activities
Net income (loss)	$(867)	$13,554
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,396	2,146
Stock-based compensation expense	91	881
Tax liability reduction for uncertain tax positions	—	(7)
Deferred income taxes	1,336	(103)
Revaluation of preferred stock warrant liabilities	8,781	—
Changes in assets and liabilities:
Accounts receivable	(7,976)	(4,980)
Prepaid expenses and other current assets	(3,382)	2,122
Accounts payable	(344)	(3)
Accrued compensation	4,159	(1,150)
Medical malpractice and self-insurance reserves	1,846	1,908
Accrued litigation loss and other claims	(3,598)	—

Net cash provided by operating activities	1,442	14,368
Investing activities
Acquisitions of physician practices	(15,303)	(29,921)
Purchase of furniture and equipment	(926)	(1,539)
Elimination of cash restriction by lender	2,500	—

Net cash used in investing activities	(13,729)	(31,460)
Financing activities
Proceeds from (repayments of) long-term debt and capital leases, net	12,371	(17,986)
Net proceeds from issuance of common and preferred stock	491	65,042
Excess tax benefits from stock-based compensation	455	454

Net cash provided by financing activities	13,317	47,510

Net increase in cash and cash equivalents	1,030	30,418
Cash and cash equivalents, beginning of year	5,946	6,976

Cash and cash equivalents, end of year	$6,976	$37,394

IPC The Hospitalist Company, Inc.

Operating Data

Number of Patient Encounter Data:

The following is a summary of the quarterly and annual number of patient encounters for the years ended December 31, 2008 and 2007:

	Quarter Ended:
	Mar 31, 2008	Jun 30, 2008	Sep 30, 2008	Dec 31, 2008	Year Ended December 31, 2008

Patient encounters	684,000	660,000	692,000	754,000	2,790,000

	Quarter Ended:
	Mar 31, 2007	Jun 30, 2007	Sep 30, 2007	Dec 31, 2007	Year Ended December 31, 2007

Patient encounters	504,000	511,000	544,000	594,000	2,153,000